Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 15, 2018, in the Registration Statement (Form S-11 No. 333-206017) and related prospectus of CNL Healthcare Properties II, Inc. and subsidiaries for the registration of up to $2,000,000,000 in shares of its common stock.

/s/ Ernst & Young LLP

Certified Public Accountants

Orlando, Florida

March 15, 2018